TIMET ANNOUNCES REDEMPTION OF 6-3/4% SERIES A PREFERRED STOCK

DALLAS, TEXAS . . . June 24, 2011 . . . Titanium Metals Corporation (“TIMET”) (NYSE:  TIE) announced today that it will call for redemption all of the outstanding shares of its 6-3/4% Series A Preferred Stock.  The redemption date of the Preferred Stock will be June 28, 2011, and the redemption price will be $50.00 per share, plus accrued and unpaid dividends up to the date of redemption.  After the redemption, dividends on the Preferred Stock will cease to accrue and such shares will no longer be deemed outstanding.  All rights of the holders in respect of the Preferred Stock will terminate, except for the right to receive the redemption price, together with the accrued and unpaid dividends thereon.

The notice of redemption and related materials was mailed to registered holders of the Preferred Stock on or about May 25, 2011.  In order to receive the redemption price, certificated shares must be surrendered to the redemption agent, American Stock Transfer and Trust Company, by hand or by overnight delivery at the address set forth in the letter of transmittal that accompanied the notice of redemption.  Questions relating to, and requests for additional copies of the notice of redemption and the related material, including questions relating to any lost stock certificates, should be directed to American Stock Transfer and Trust Company at (877) 248-6417.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.

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